UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 2, 2010
HENRY SCHEIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Duryea Road Melville, New York	11747

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (631) 843-5500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
On September 3, 2010 (the “Redemption Date”), Henry Schein, Inc. (the “Company”) completed the previously announced redemption of all of its outstanding 3.00% convertible contingent notes due 2034 (the “Convertible Notes”), pursuant to the terms of the indenture dated as of August 9, 2004 (the “Indenture”), among the Company and the Bank of New York, as trustee (the “Trustee”). In lieu of payment of the redemption price, holders of substantially all of the Convertible Notes elected to convert their Convertible Notes into cash and shares of the Company’s common stock at the conversion rate specified in the Indenture. The remaining $31,000 principal amount of the Convertible Notes were redeemed for 100% of the principal amount plus accrued interest. Consequently, the Company paid a total of $240,002,745 in cash and issued 732,422 shares of its common stock in connnection with the redemption of all of the outstanding Convertible Notes. In accordance with Section 401 of the Indenture, the Company has satisfied and discharged the Indenture, which satisfaction and discharge was acknowledged by the Trustee on the Redemption Date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On September 2, 2010, pursuant to the Master Note Facility (the “NY Life Note Facility”), dated as of August 9, 2010, by and among the Company, New York Life Investment Management LLC (“New York Life”) and each New York Life affiliate which becomes a party thereto, the Company issued senior promissory notes in an aggregate principal amount of $50,000,000 (the “Series 2010-A Notes”).
In addition, on September 2, 2010, pursuant to the Private Shelf Agreement (the “Prudential Note Facility,” and together with the NY Life Note Facility, the “Note Facilities”), dated as of August 9, 2010, by and among the Company, Prudential Investment Management, Inc. (“Prudential”) and each Prudential affiliate which becomes a party thereto, the Company issued senior promissory notes in an aggregate principal amount of $50,000,000 (the “Series A Notes,” and together with the Series 2010-A Notes, the “Notes”).
The Notes bear interest at a rate of 3.79% per annum and mature on September 2, 2020. Interest on the Notes will be payable on March 2 and September 2 of each year, commencing March 2, 2011. As set forth in the applicable Note Facility, and subject to the terms therein, the Notes are subject to prepayment: (i) at the option of the Company, at 100% of the principal amount plus interest thereon to the prepayment date and the make-whole amount with respect to each Note; (ii) if the Company experiences a change of control; or (iii) at the option of the Company, in connection with certain dispositions of assets of the Company.
Each of the Note Facilities contains customary representations and warranties of the Company and either Prudential or New York Life, as applicable. The Note Facilities also contain customary events of default and certain covenants which will limit the Company’s ability beyond agreed upon thresholds, to, among other things: (i) incur additional debt (including a covenant which limits consolidated leverage to 3.5 times earnings before interest, taxes, depreciation and amortization and certain other adjustments); (ii) incur liens; (iii) make dispositions of assets; (iv) enter into transactions with affiliates; and (v) merge, consolidate, transfer, sell or lease all or substantially all of the Company’s assets. These covenants are subject to a number of important exceptions and qualifications as set forth in the Note Facilities.
Subject to the right of the holders of the Notes to receive certain equal and ratable collateral under certain circumstances specified in the Note Facilities, the Notes are the senior unsecured obligations of the Company. The Notes rank equally with all of the Company’s existing and future senior unsecured indebtedness and rank senior to all of the Company’s existing and future subordinated indebtedness. The Notes are effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The Notes are also effectively subordinated to all indebtedness and other liabilities of the Company’s subsidiaries.
The proceeds from the issuance of the Notes was approximately $100 million, which was used to fund in part the redemption of the Company’s outstanding Convertible Notes and to pay related fees and expenses.
A copy of each of the Prudential Note Facility and the NY Life Note Facility were filed as Exhibits 4.1 and 4.2 of the Company’s Form 8-K filed with the SEC on August 10, 2010 and are incorporated herein by reference. The foregoing is a summary of the terms and conditions of the Note Facilities and the Notes and does not purport to be a complete discussion of their terms. Accordingly, the foregoing description is qualified in its entirety by reference to each of the Prudential Note Facility and the NY Life Note Facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC.
Date: September 8, 2010	By:	/s/ Michael S. Ettinger
		Name:	Michael S. Ettinger
		Title:	Senior Vice President and General Counsel